Exhibit 99.2

Contact:

Investors:	News Media:
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com

Sensata Technologies Holding N.V. Selling Shareholders Price Offering of Ordinary Shares

ALMELO, Netherlands, May 22, 2013 /PRNewswire/ — Sensata Technologies Holding N.V. (NYSE: ST) today announced that certain of its existing shareholders have agreed to sell 12,500,000 ordinary shares in an underwritten public offering. Sensata Technologies will not receive any proceeds from this offering. The offering is expected to close on May 28, 2013.

BofA Merrill Lynch and Morgan Stanley & Co. LLC acted as joint book-running managers of the offering. The underwriters may offer the ordinary shares from time to time for sale in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The last reported sales price of Sensata Technologies’ ordinary shares on May 21, 2013 was $36.69 per share

The offering of these ordinary shares is being made only by means of a prospectus supplement and related prospectus. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission (SEC) website at www.sec.gov. Alternatively, the prospectus and prospectus supplement may be obtained from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, New York 10038, or by emailing dg.prospectus_requests@baml.com, or from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, or by calling (866) 718-1649, or by emailing prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to, the consummation of the offering by the selling shareholders. Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the SEC. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V., a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls.

2